Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "1847 HOLDINGS LLC", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JANUARY, A.D. 2013, AT 6:22 O'CLOCK P.M.

SECRETARY OF STATE · DELAWARE · 1776 · 1793

Jeffrey W. Bullock, Secretary of State

5277953 8100

AUTHENTICATION: 0161137

130077223

DATE: 01-23-13

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:09 PM 01/22/2013
FILED 06:22 PM 01/22/2013
SRV 130077223 - 5277953 FILE

CERTIFICATE OF FORMATION

OF

1847 HOLDINGS LLC

THE UNDERSIGNED, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, as amended, does hereby certify as follows:

1. *Name*. The name of the limited liability company formed hereby is 1847 Holdings LLC.

2. *Registered Office and Agent*. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 22nd day of January, 2013.

By: /s/ Andrea Schroepfer
Name: Andrea Schroepfer
Title: Authorized Person